Exhibit 99.1

Contacts:	Robert Saltmarsh Chief Financial Officer Nanogen, Inc. 858-410-4600 rsaltmarsh@nanogen.com	Pam Lord Media & Investor Relations Atkins + Associates 858-527-3494 plord@irpr.com

Nanogen Announces $20 Million Common Stock Sale

SAN DIEGO, CA (September 28, 2005) – Nanogen, Inc. (Nasdaq: NGEN) announced today that it will sell 6.8 million shares of its common stock to institutional investors at a price of $2.94 per share, plus 1.0 million warrants exercisable at $4.00 per share for five years. After deducting fees and expenses, Nanogen will receive approximately $18.9 million from the sale, which is being conducted pursuant to Nanogen’s shelf registration statement filed in June 2005. The sale is expected to close on or about Wednesday, September 28, 2005. Nanogen plans to use the net proceeds for working capital, acquisitions and other general corporate purposes.

“This financing will bolster our balance sheet as we prepare to launch unique solutions for the clinical, research and point-of-care markets for evaluating and diagnosing disease,” said Howard C. Birndorf, chairman and CEO of Nanogen. “The capital will help us proceed to the next level of growth and support the successful execution of our multi-product commercialization strategy.”

Seven Hills Partners LLC acted as lead placement agent to Nanogen for this financing. Stonegate Securities, Inc. acted as co-placement agent.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

About Nanogen, Inc.

Nanogen’s advanced diagnostics provide researchers, clinicians and physicians worldwide with improved methods and tests to predict, diagnose and ultimately help treat disease. The company’s products include real-time PCR reagents, the NanoChip® Molecular Biology Workstation platform for molecular diagnostic applications and a line of rapid point-of-care diagnostic tests. Nanogen’s ten years of pioneering research involving nanotechnology holds the promise of miniaturization and continues to be supported for its potential for diagnostic and biowarfare applications. For additional information please visit Nanogen’s website at www.nanogen.com.

Forward-Looking Statement

This press release contains forward-looking statements that are subject to risks and uncertainties, including statements regarding future financial and operating performance and projections regarding growth. These forward-looking statements are based on current expectations and speak only as of the date hereof. Actual results may differ materially from those set forth in the forward-looking statements, as a result of various factors and uncertainties, including whether Nanogen’s technologies will be successfully commercialized, whether patents owned or licensed by Nanogen will be developed into products, whether the patents owned by Nanogen offer any protection against competitors with competing technologies, whether products under development can be successfully developed and commercialized, and whether unforeseen problems may impact the timing of planned product launches, and other risks and uncertainties discussed under the caption “Factors That May Affect Results” and elsewhere in Nanogen’s Form 10-K or Form 10-Q most recently filed with the Securities and Exchange Commission. These forward-looking statements speak only as of the date hereof. Nanogen disclaims any intent or obligation to update these forward-looking statements.

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